EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of February 1, 2012 by and between Arrayit Diagnostics, Inc., a Nevada corporation (the “Company”), and John Howell (“Executive”). This agreement shall replace the existing employment agreement between the parties that was entered into on August 15, 2009.

RECITALS

The Company is a developer, manufacturer and marketer of next-generation life science tools and integrated systems for the large scale analysis of genetic variation, biological function and diagnostics. The Company desires to employ Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I
Term of Employment

Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive for the three-year period beginning on the date first written above (the “Commencement Date”) and ending on the third anniversary of the Commencement Date. This contract shall be automatically extended for an amount of time equal to any period in which any salaries are deferred without any effect to any vesting schedule as described herein.

ARTICLE II
Duties

2.01        Duties of Executive During the term of employment, Executive will:

(a)	Promote the interests, within the scope of his duties, of the Company and devote his time and efforts to the Company’s business and affairs.

(b)	Serve as the Chief Executive Officer of the Company and

(c)	Perform the duties and services consistent with the title and function of such office, including without limitation, those, if any, set forth in the bylaws of the Company or as specifically set forth from time to time by the Company’s Board of Directors (the “Board”).

2.02       Personal Investing. Nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of a passive investor (provided that he, collectively with his family and affiliated interests (or persons constituting a “group” under the federal securities laws) will not exceed 5% of any company’s voting securities); and (ii) engaging (not during normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s investments or engagement does not result in a violation of his covenants under this Section or Article VI hereof.

ARTICLE III
Base Compensation

3.01         Semi-Monthly Payments. The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of One Hundred Twenty Thousand Dollars ($120,000.00) per annum (the “Base”), payable in equal semi-monthly installments, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items.

3.02         Bonus. In addition to the Base, the Company shall pay to the Executive an annual bonus, of any amounts deemed reasonable and appropriate by the Board of Directors based on the quality and nature of the Executive’s services and the performance of the Company during such year but not less than 30% of his Base Compensation.

3.03         Commencement of Compensation. The monthly housing allowance, moving allowance, annual bonus, health Plans, annual vacation, common stock option, and other provisions of this Agreement shall commence to be paid or accrued upon the Commencement Date. Except, however, the Base compensation and monthly car allowance shall be accrued but not paid until the Company has received net cash proceeds from the sale of equity, capital contributions, debt, other interests or the sale of assets or product in the amount of not less than Five Hundred Thousand Dollars ($500,000).

3.04        Equity Bonus. In addition to the base, the Company will transfer an additional Two Percent (2%) of the outstanding shares of the Company to Executive upon the receipt by the Company of a total of Five Million Dollars ($5,000,000), regardless of the source or if there is a combination with another company that has funding exceeding such amount.

ARTICLE IV
Reimbursement and Employment Benefits

4.01         Health and Other Medical. Executive shall be provided with health, medical and dental coverage for himself and his family through his current insurance carrier, and under his current plan, unless he deems a change to either the carrier or plan acceptable, and in his best interest. Company shall reimburse employee, or pay said carrier directly, for the full amount of the premium, on the first day of each month in which the premium is due. In the event, such payments are not made, or any lapse of coverage occurs due to an act of non-payment on the part of the Company, Company shall be liable for any current or future medical claims that result from a lack of coverage. If they provide greater coverage, Executive shall be eligible to participate in all health, medical, dental, and employee benefits as are available from time to time to other key executive employees (and their families) of the Company, including Medical and Dental Insurance Plan, and a Long Term Disability Plan (the “Plans”). The Company shall pay 100% of all premiums with respect to the Executive and his family for such Plans.

4.02         Vacation. Executive shall be entitled to four (4) weeks of vacation per year, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Any time not taken by Executive in one year shall be carried forward to subsequent years, up to and including four weeks. Each year, Executive may elect to receive up to two week’s pay in exchange for a corresponding number of vacation hours. Executive must have accrued at least two weeks of vacation at the time she makes the foregoing election.

4.03         Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive receives prior approval for all individual expenditures in excess of $500.

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4.04         Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in, all Company savings and retirement plans, including any 401(k) plans, as are available from time to time to other key executive employees.

4.05         Common Stock Purchase Options, Upon execution of this agreement, Executive will be issued One Million (1,000,000) shares of common stock of the Company. Executive will additionally be issued a non-qualified stock option, as defined in the Internal Revenue Code of 1986, as amended, to purchase up to Two Million (2,000,000) common shares of the Company, par value $.001. The exercise price of the incentive stock options will be priced at five cents ($.05) per share or 50% of the fair market value of the common stock, whichever is the lesser of the two, determined with reference to the average closing price of common stock as reported by the Electronic Bulletin Board of the prior 10 trading days of the exercise date of each option period. Options shall be issued with a cashless exercise option. One-fourth of the original number of options may be exercised respectively on the expiration of the first, second, third and fourth six month period after the original issuance. The options will expire 10 years after the issuance. Any change in ownership, or subsequent licensing agreements, that constitute a majority ownership transfer, or transfer of management control of OVADX, except for the creation of subsidiaries to this corporation, will accelerate the exercise schedule as listed in 4.05. At the event of any or all of the above, all options may be immediately exercised.

4.06         Performance Enhancing Items. Executive shall be entitled to receive from the Company a monthly car allowance of up to Five Hundred Dollars ($500) per month, a housing allowance of up to Two Thousand Dollars ($2,000) per month and a one-time moving allowance of Five Thousand Dollars ($5,000).

ARTICLE V
Termination

5.01         Events of Termination. This Agreement, Executive’s compensation under Article III, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Article V):

(a)          upon termination of this Agreement by the Executive without Good Reason;

(b)          upon the death of Executive;

(c)          upon the disability of Executive (as defined in Section 5.02);

(d)          for “Cause” (as defined in Section 5.03), immediately upon notice from the Company to Executive, or at such later time as such notice may specify; or

(e)          for “Good Reason” (as defined in Section 5.04) upon not less than thirty days’ prior notice from Executive to the Employer.

5.02         Definition of Disability. For purposes of Section 5.01, Executive will be deemed to have a “disability” if, for physical or mental reasons, Executive is unable to perform the essential functions of Executive's duties under this Agreement for 120 consecutive days, or 180 days during any twelve-month period, as determined in accordance with this Section 5.02. The disability of Executive will be determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability. The determination of the medical doctor selected under this Section 5.02 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5.02, and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive's legal guardian or duly authorized attorney-in-fact will act in Executive's stead, under this Section 5.02, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.02.

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5.03         Definition of “Cause.” The term “Cause” shall mean the following:

(a)    Any violation by Executive of any material provision of this Agreement (including without limitation any violation of any provision of Sections 6.01, 6.02 or 6.03 hereof any and all of which are material in all respects), upon notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(a), which breach, if capable of being cured, has not been cured within 30 days after such notice (except for breaches of any provisions of sections 6.01, 6.02 or 6.03 which are not subject to cure or any notice);

(b)    Embezzlement by Executive of funds or property of the Company;

(c)     Habitual absenteeism, bad faith, fraud, refusal to perform his duties, gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, provided that the Company has given written notice of and an opportunity of not less than 30 days to cure such breach, which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.03(c), provided that no such notice or opportunity needs to be given if such conduct would unnecessarily or unreasonably expose the Company to undue risk or harm or one previous notice had already been given under this section or under section (i) above; or

(d)    A felonious act, conviction, or plea of nolo contendere of Executive under the laws of the United States or any state (except for any conviction or plea based on a vicarious liability theory and not the actual conduct of the Executive and except further, any such act, conviction or plea arising out of conduct directed by the Company’s Board of Directors).

5.04         Definition of “Good Reason.” For purposes of Section 5.01(e), the phrase “Good Reason” means any of the following: (a) The Company’s material breach of this Agreement; or (b) the assignment of Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Commencement Date or (c) any interference by either shareholders or Board of Directors that would materially affect his ability to perform the duties as outlined.

5.05         Termination Pay. Effective upon the termination of this Agreement, the Company will be obligated to pay Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5.05 (the “Severance”). For purposes of this Section 5.05, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive's estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive's personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

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(a)          Termination by Executive without Good Reason. If Executive terminates this Agreement without Good Reason, the Company will pay Executive the full amount of unpaid Base compensation and accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement through and including the effective date of termination of this Agreement (the “Termination Date”), reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him, Executive shall be entitled to all stock options.

(b)          Termination by Executive for Good Reason. If Executive terminates this Agreement for Good Reason, the Company will pay Executive (i) the Executive's Base compensation for the remainder, if any, of the calendar month in which such termination is effective and for twelve consecutive calendar months thereafter, (ii) accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement through and including the effective date of termination of this Agreement and (iii) that portion of the Executive's Bonus, if any, for the fiscal year during which the termination is effective, prorated through the Termination Date. For purposes of this Section 5.05, if the Executive’s Bonus has not otherwise been determined, the Executive’s Bonus shall be assumed to be equal to 30 % of his Base Compensation. The Company shall also reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him. Executive shall be entitled to all stock options and stock options that are unexercised at the Termination Date shall be immediately vested in full.

(c)          Termination by the Company for Cause. If the Company terminates this Agreement for Cause, Executive will be entitled to receive his base compensation and accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement only through the Termination Date, but will not be entitled to any Bonus for the fiscal year during which such termination occurs or any subsequent fiscal year. The Company shall reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him. All unexercised stock options at the Termination Date shall be immediately vested in full.

(d)          Termination upon Disability. If this Agreement is terminated by either party as a result of Executive’s disability, as determined under Section 5.02, the Company will pay Executive his Base compensation through the remainder of the calendar month during which such termination is effective, accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement through and including the effective date of termination of this Agreement and for the lesser of (i) six (6) consecutive months thereafter, or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Company to the Executive. The Company shall also reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him. Executive shall be entitled to all stock options and stock options that are unexercised at the Termination Date shall be immediately vested in full.

(e)          Termination upon Death. If this Agreement is terminated because of the Executive’s death, Executive will be entitled to receive his Base compensation through the end of the calendar month in which his death occurs, accrued but unpaid benefits, including any vacation pay, earned by Executive pursuant to this Agreement through and including the effective date of termination of this Agreement and that part of Executive’s Bonus compensation, if any, for the fiscal year during which his death occurs, prorated through the end of the calendar month during which his death occurs. The Company shall also reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him. Executive shall be entitled to all stock options and stock options that are unexercised at the Termination Date shall be immediately vested in full.

(f)          Benefits. If this Agreement is terminated pursuant to Sections 5.05(a), (b) or (d), Executive shall retain the benefits provided in Article IV of this Agreement for the lesser of (i) three months, or (ii) the remainder of the term of this Agreement as set forth in Section 1.01.

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5.06         General.

     (a)       Termination of this Agreement shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of this Agreement for any reason, Executive shall promptly deliver to the Company all Company property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company or any Affiliate, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

     (b)        The Severance shall be paid, at Company’s option, either (x) in a lump sum within ten (10) days after the Termination Date with such payments discounted by the U.S. Treasury rate most closely comparable to the applicable time period left in the Agreement or (y) as and when normal payroll payments are made.

5.07         Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.

ARTICLE VI
Covenants

6.01         Competition/Solicitation. (a) During the term of this Agreement and for a period of eighteen (18) months after termination of this Agreement, regardless of the reason, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, partner, member, shareholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:

(i)          Conduct or engage in, or be interested in or associated with, any person or entity anywhere in North America (plus any such additional geographical markets to which the Company may have expanded during the course of Executive‘s employment) other than the Company and its affiliates which conducts or engages in the Business (plus any such additional product or service markets to which the Company may have expanded during the course of Executive‘s employment). For purposes of this Agreement, “Business” shall be defined as the development, manufacture and marketing of diagnostic tests for ovarian cancer using a microarray platform.

(ii) Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company, or persons who were employees of the Company within the 180 days preceding the Termination Date, to leave or terminate him or his employment with the Company, or hire or engage as an independent contractor any such employee of the Company.

(b)      Notwithstanding the foregoing, Executive shall not be prevented from (i) investing in or owning up to five percent (5%) of the outstanding stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (ii) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company.

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6.02         Confidential Information. Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company’s confidential information which includes, but is not limited to, non-public and confidential memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company’s confidential information and to protect other employees who depend on the Company for regular employment, Executive agrees that during and after the Term of this Agreement, he will not in any way use any of said confidential information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company.

6.03         Inventions. All discoveries, designs and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, or other technology of the Company or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company or any Affiliate that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company or an Affiliate. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of the Company or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6.03 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of the Company or an Affiliate, or (b) such Invention results from work performed by Executive for the Company.

6.04         Non-Disparagement. For a period commencing on the Commencement Date and continuing for a period of eighteen (18) months, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.

6.05         Blue Penciling. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.06         Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding section 9.01 hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach.

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ARTICLE VII
Assignment

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII
Entire Agreement

This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX
Applicable Law; Miscellaneous

9.01         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

9.02         Indemnification of Executive. The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of Executive, including any modification or limitation of any directors and officers liability insurance policy.

9.03         Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.04         Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.05         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.06         Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Arrayit Diagnostics, Inc.

By:	/s/ John Howell
John Howell
President

Executive

By:	/s/ John Howell
John Howell

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